Date:	April 27, 2009

Contact:	William W. Traynham, Chief Financial Officer
434-773-2242
traynhamw@amnb.com

Traded:	NASDAQ Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. REPORTS FIRST QUARTER 2009 EARNINGS

•	Net income of $0.77 million and EPS of $.13 per share
•	Noninterest income reduced $1.2 million by valuation adjustment on foreclosed real estate
•	Net interest margin 3.61%
•	Assets increase to $829 million
•	Allowance for loan losses 1.38% of loans
•	Shareholders’ equity of $101.9 million represents 12.3% of assets

Danville, VA -- American National Bankshares Inc. (NASDAQ:  AMNB), parent company of American National Bank and Trust Company, today announced first quarter 2009 net income of $0.77 million.  Earnings per share were $0.13 on both a basic and diluted basis.  This net income produced returns on average assets and average equity of 0.38% and 2.99%, respectively.  Annualized return on average tangible equity was 4.32%.

 Financial Performance
“Our first quarter earnings are down $1.5 million from the same period a year ago. While we are very disappointed in our results,” stated Charles H. Majors, President and Chief Executive Officer, “we are pleased American National remains profitable with strong capital and credit quality measures.

“The largest driver of first quarter results was a valuation adjustment on certain foreclosed real estate which resulted in a pre-tax charge of $1.2 million. This property represents one relationship, an acquisition and development credit in the North Carolina Triad area, and constitutes over 60% of the Bank’s other real estate owned.

“We’re all aware that these are difficult economic times for the nation, region and the banking industry. The board and senior management of this Bank are actively seeking new ways to improve revenue and reduce expense in this challenging time. We are optimistic that, when the business cycle improves, high quality growth in the balance sheet will resume and we are making every effort to get our fiscal house in order for that day.”

Capital
American National’s capital ratios are among the highest in its peer group.  At March 31, 2009, total shareholders’ equity was 12.3% of assets, and the ratio of tangible equity to tangible assets was 9.6%.

Credit Quality Measurements
Nonperforming assets were below industry averages and represented 0.74% of total assets at March 31, 2009, compared to 0.91% at December 31, 2008.  Nonperforming assets at March 31, 2009 consisted of $2.82 million of nonaccrual loans and $3.35 million of foreclosed real estate.  Net charge-offs decreased to $338,000 during the first quarter of 2009 compared to $859,000 in the fourth quarter of 2008. The allowance for loans losses was $7.84 million, or 1.38% of loans, at March 31, 2009 compared to 1.37% at December 31, 2008 and 1.34% at March 31, 2008.

Net Interest Income
Net interest income declined to $6.41 million in the first quarter of 2009 from $6.72 million in the first quarter of 2008, a net decrease of $312,000 or 4.6%.  Net interest income has been adversely impacted by a series of rate reductions enacted by the Federal Reserve beginning in September 2007 and continuing through December 2008, which cumulatively resulted in a 4% decline in market interest rates. The Company’s net interest margin has declined 27 basis points (0.27%) in the first quarter 2009 compared to the same period in 2008.

Noninterest Income
Noninterest income totaled $0.73 million in the first quarter of 2009, compared with $2.14 million in the first quarter of 2008.  Noninterest income was significantly reduced in the first quarter of 2009 by a $1.2 million valuation adjustment of one item of foreclosed real estate, noted above.

Noninterest Expense
Noninterest expense totaled $5.88 million in the first quarter of 2009, compared to $5.45 million in the first quarter of 2008.  The major factor impacting noninterest expense was deposit insurance premiums, which increased $200,000 for the first quarter of 2009 compared to the same period in 2008. The significant increase was primarily the result of industry-wide conditions which resulted in increased FDIC premiums to all member banks.

About American National
American National Bankshares Inc. is a bank holding company with assets of $829 million.  Headquartered in Danville, Virginia, it is the holding company of American National Bank and Trust Company, a community bank serving Southern and Central Virginia and the northern portion of Central North Carolina with twenty banking offices.  The Bank also manages an additional $388 million of assets in its Trust and Investment Services Division.

American National Bank and Trust Company provides a full array of financial products and services.  Additional information is available on the Bank’s website at www.amnb.com.  The shares of American National Bankshares Inc. are traded on the NASDAQ Global Select Market under the symbol “AMNB.”

Forward-Looking Statements
This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements; and significant changes in securities markets.  Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. American National Bankshares Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.